EXHIBIT 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

September 25, 2003
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Mr. David Rosenthal, Executive Vice President and Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL CORPORATION ANNOUNCES 50% STOCK DIVIDEND
AND INCREASES AUTHORIZATION OF STOCK REPURCHASE PROGRAM

(El Segundo, CA) Hawthorne Financial Corporation (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., announced that the Corporation’s Board of Directors, at a meeting held today, declared a 50% stock dividend. The Company also announced that the Board of Directors authorized an additional $2.0 million for repurchases of the Company’s stock. The Company has approximately $400,000 remaining available for repurchases under previously announced repurchase programs.

The stock dividend will be payable to shareholders of record as of October 6, 2003 and distributed on or about October 27, 2003. Cash paid in lieu of fractional shares will be based on the closing stock price on the record date, as adjusted for the stock dividend. In addition, shares reserved under the Company’s stock incentive plan and warrants outstanding on the record date will be appropriately adjusted to reflect the stock dividend. As of September 23, 2003, Hawthorne had approximately 7.7 million shares of common stock outstanding. Following distribution of the stock dividend, the number of shares outstanding will increase to approximately 11.6 million. Stock certificates representing the additional shares and cash in lieu of fractional shares will be distributed by the Company’s transfer agent, Mellon Investor Services L.L.C. Warrant holders will receive instructions regarding submitting their warrant certificates for reissuance.

Repurchases will be made from time to time on the open market or in privately negotiated transactions pursuant to SEC guidelines. Under consecutive repurchase programs initiated in 2000, Hawthorne has repurchased 1,359,144 shares to date, at an average price of $22.20, which are held as treasury stock and will be adjusted for the stock dividend.

Simone Lagomarsino, President and Chief Executive Officer of Hawthorne Financial Corporation, stated, “We are very pleased to reward our shareholders with this stock dividend. We believe the stock dividend will enhance liquidity for the shares in the financial markets and thus provide a benefit for shareholders of Hawthorne Financial Corporation. Additionally, the increase in stock repurchase authority reflects our belief that our stock remains an attractive investment opportunity.”

ABOUT HAWTHORNE SAVINGS

Hawthorne Savings, F.S.B., with total assets of $2.6 billion, operates fifteen branches in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. The Company specializes in real estate secured loans within the markets it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate and 3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. The Company funds its loans predominantly with retail deposits generated through its fifteen full service retail offices and FHLB advances.

Hawthorne Savings, F.S.B., continues to keep pace with the changing face of banking by regularly introducing its customers to new products, such as the Global Access Check Card, online banking and investments. For more information, please call 888-TRUE-411 or visit the Bank online at www.hawthornesavings.com.

* * * *

When used in this press release or in future press releases, filings by Hawthorne Financial Corporation (“Company”) with the Securities and Exchange Commission (“SEC”), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company’s financial performance and cause actual results for future period to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company’s business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including risks with respect to its business and/or financial results detailed in the Company’s press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted therein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.